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                                                                  Exhibit (e)(7)


                   Form of letter for CEO and direct reports

                            [WILLAMETTE LETTERHEAD]

                              December _____, 2000


X

Dear X:

          This letter amends and supplements the letter agreement dated ___________, 1999, between you and Willamette Industries, Inc. ("Willamette") relating to certain benefits following a change in control of Willamette (the "CIC Agreement") as follows:

          1. The definition of "Good Reason" set forth in Section 13(j) of the CIC Agreement is supplemented to provide that so long as you continue your employment with Willamette or its successor through the first anniversary of the closing date (the "Anniversary Date") of any business combination transaction that constitutes a "Change in Control" within the meaning of the CIC Agreement, a voluntary termination by you of your employment with Willamette or its successor at any time during the 30 days following the Anniversary Date for any reason or for no reason will constitute termination for "Good Reason" within the meaning of the CIC Agreement.

          2. Except as expressly provided in this letter, all the terms and conditions of the CIC Agreement will continue in full force and effect.

                                 Sincerely,

                                 WILLAMETTE INDUSTRIES, INC.



                                 By _________________________________



Agreed to this _______ day of _________________, 2000__.

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